Exhibit 3.1

CERTIFICATE OF CORRECTION

TO

CERTIFICATE OF Designation OF CLASS A PREFERRED STOCK

OF

LIMBACH HOLDINGS, INC.

(F/K/A 1347 CAPITAL CORP.)

Limbach Holdings, Inc., corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.    That the present name of the Corporation is “Limbach Holdings, Inc.”

2.    That the Corporation’s Certificate of Designation of Class A Preferred Stock was filed with the Secretary of State of the State of Delaware on July 20, 2016 (the “Certificate of Designation”).

3.    That said Certificate of Designation requires correction as permitted by Section 103 of General Corporation Law of the State of Delaware.

4.    That the inaccuracy or defect of said Certificate of Designation is that dates upon which the rate of return for the Class A Preferred Stock is to increase are misstated in the definition of “Applicable Rate”.

5.    That the term “Applicable Rate” in Section 2 of the Certificate of Designation is hereby corrected to read as follows:

“Applicable Rate” means: (a) with respect to the period beginning on the Date of Issuance and ending on the day immediately preceding the third anniversary of the Date of Issuance, eight percent (8.0%) per annum; (b) with respect to the period beginning on the third anniversary of the Date of Issuance and ending on the day immediately preceding the fifth anniversary of the Date of Issuance, ten percent (10.0%) per annum; and (c) from and after the fifth anniversary of the Date of Issuance, twelve percent (12%) per annum.”

IN WITNESS WHEREOF, this Certificate of Correction is executed on behalf of the Corporation by its the undersigned officer as of this 19th day of August, 2016.

LIMBACH HOLDINGS, INC.
(f/k/a 1347 CAPITAL CORP.)

By:	/s/ John T. Jordan, Jr.
	Name:	John T. Jordan, Jr.
	Title:	Chief Financial Officer